Exhibit 5.1

March 2, 2006

Buckeye Partners, L.P.

5002 Buckeye Road

P.O. Box 368

Emmaus, PA 18049

Ladies and Gentlemen:

We have acted as counsel to Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with (i) the offering and sale by the Partnership of 1,500,000 units representing limited partner interests of the Partnership (the “Offered Units”) pursuant to an Underwriting Agreement, dated as of March 1, 2006 (the “Underwriting Agreement”), among Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriter”), the Partnership and Buckeye GP LLC, a Delaware limited liability company (the “General Partner”), (ii) the potential offering and sale of up to an additional 225,000 units representing limited partner interests of the Partnership (the “Option Units” and, collectively with the Offered Units, the “Units”) pursuant to the exercise by the Underwriter of an option, exercisable solely to cover over-allotment options, and (iii) the filing of the Registration Statement on Form S-3 (Registration No. 333-127868) (the “Registration Statement”) and the prospectus included therein (the “Base Prospectus”) by the Partnership under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the Units are registered.  On March 2, 2006, the Partnership filed with the SEC the Base Prospectus and a prospectus supplement dated March 1, 2006 (the “Prospectus Supplement”) pursuant to Rule 424(b) promulgated under the Act.

In connection with this opinion letter, we have examined the Underwriting Agreement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Limited Partnership and the Agreement of Limited Partnership of the Partnership, such records of the proceedings of the General Partner, and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that when the Units have been issued and delivered in accordance with the Underwriting Agreement upon payment of the consideration therefor provided for therein, and in the case of the Option Units upon the exercise by the Underwriter of its over-allotment option, such Units will be duly authorized and validly issued and, on the assumption that the owner of such Units is not also a general partner of the Partnership and does not participate in the control of the Partnership’s business, such Units will be fully paid and non-assessable, except as such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”).

The opinions expressed herein are limited to the laws of the United States, the Delaware Act, the Delaware Limited Liability Company Act and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement and to the reference to us under the caption “Legal Matters” in the Base Prospectus and the Prospectus Supplement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

This opinion letter is effective only as of the date hereof.  We do not assume responsibility for updating this opinion letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP